Main Street Announces Second Quarter 2019 Results

Second Quarter 2019 Net Investment Income of $0.63 Per Share

Second Quarter 2019 Distributable Net Investment Income of $0.67 Per Share

HOUSTON, Aug. 8, 2019 /PRNewswire/ -- Main Street Capital Corporation (NYSE: MAIN) ("Main Street") is pleased to announce its financial results for the second quarter of 2019.

Second Quarter 2019 Highlights

  Net investment income of $39.6 million (or $0.63 per share), compared to $39.5 million (or $0.66 per share) in the second quarter of 2018
  Distributable net investment income(1) of $42.0 million (or $0.67 per share), compared to $41.9 million (or $0.70 per share) in the second quarter of 2018
  Total investment income of $61.3 million, compared to $59.9 million in the second quarter of 2018
  Industry leading ratio of total non-interest operating expenses as a percentage of quarterly average total assets ("Operating Expenses to Assets Ratio") of 1.4% on an annualized basis for the quarter and 1.3% for the trailing twelve month ("TTM") period ended June 30, 2019
  Net increase in net assets resulting from operations of $38.3 million (or $0.61 per share)
  Net asset value of $24.17 per share at June 30, 2019, representing an increase of $0.08 per share, or 0.3%, compared to $24.09 per share at December 31, 2018, or an increase of $0.33 per share, or 1.4%, after excluding the effect of the semi-annual supplemental cash dividend paid in June 2019
  Return on equity(2) of 10.1% for the quarter and 10.6% for the TTM period ended June 30, 2019
  Declared regular monthly dividends totaling $0.615 per share for the third quarter of 2019, or $0.205 per share for each of July, August and September 2019, representing a 7.9% increase from the regular monthly dividends paid for the third quarter of 2018
  Completed $31.7 million in total lower middle market ("LMM") portfolio investments, including an investment of $15.1 million in one new LMM portfolio company, which after aggregate repayments of debt principal and return of invested equity capital from several LMM portfolio investments resulted in a net decrease of $11.9 million in total LMM portfolio investments
  Net decrease of $41.1 million in middle market portfolio investments
  Net increase of $54.0 million in private loan portfolio investments
  Further diversified our capital structure by issuing $250.0 million of 5.20% Notes due 2024 ("5.20% Notes")

In commenting on Main Street's results, Dwayne L. Hyzak, Main Street's Chief Executive Officer, stated, "We are pleased with our operating results for the second quarter, a quarter during which the continued execution of our differentiated investment strategy and the leverage of our efficient, low cost operating structure facilitated favorable operating performance and financial results. As a result of our performance, we again generated distributable net investment income per share in excess of our regular monthly dividends, exceeding the regular monthly dividends paid during the quarter by approximately 12%. We believe that the advantages of our differentiated investment strategy and efficient operating structure, and our conservative capital structure and significant liquidity position, have us very well positioned for continued future success."

Second Quarter 2019 Operating Results

The following table provides a summary of our operating results for the second quarter of 2019:

	Three Months Ended June 30,
	2019	2018	Change ($)	Change (%)

Interest income	$ 47,222	$ 44,265	$ 2,957	7%
Dividend income	12,763	13,680	(917)	(7%)
Fee income	1,308	1,924	(616)	(32%)
Total investment income	$ 61,293	$ 59,869	$ 1,424	2%

Net investment income	$ 39,617	$ 39,512	$ 105	0%
Net investment income per share	$ 0.63	$ 0.66	$ (0.03)	(5%)

Distributable net investment income (1)	$ 41,995	$ 41,944	$ 51	0%
Distributable net investment income per share (1)	$ 0.67	$ 0.70	$ (0.03)	(4%)

Net increase in net assets resulting from operations	$ 38,254	$ 55,451	$ (17,197)	(31%)
Net increase in net assets resulting from operations per share	$ 0.61	$ 0.93	$ (0.32)	(34%)

The $1.4 million increase in total investment income in the second quarter of 2019 from the comparable period of the prior year was principally attributable to a $3.0 million net increase in interest income primarily related to higher average levels of investment portfolio debt investments and an increase in the average effective yields, partially offset by (i) a $0.9 million decrease in dividend income from investment portfolio equity investments and (ii) a $0.6 million decrease in fee income. The $1.4 million increase in total investment income in the second quarter of 2019 is net of the negative impacts of (i) a decrease of $3.5 million related to elevated dividend income activity from certain investment portfolio equity investments that is considered to be less consistent on a recurring basis or non-recurring and (ii) a decrease of $0.4 million related to lower accelerated prepayment, repricing and other activity for certain investment portfolio debt investments, both when compared to the same period in 2018.

Cash operating expenses (total operating expenses excluding non-cash, share-based compensation expense) increased to $19.3 million in the second quarter of 2019 from $17.9 million for the corresponding period of 2018. This comparable period increase in cash operating expenses was principally attributable to a $1.5 million increase in interest expense, primarily due to the issuance of our 5.20% Notes, partially offset by decreased interest expense related to our revolving credit facility ("Credit Facility"). Our Operating Expenses to Assets Ratio for the second quarter of 2019 was 1.4% on an annualized basis, compared to 1.6% for the second quarter of prior year and 1.4% for the year ended December 31, 2018.

The $0.1 million increase in net investment income in the second quarter of 2019 was principally attributable to the increase in total investment income, partially offset by higher operating expenses both as discussed above.

The $0.1 million increase in distributable net investment income, which is net investment income before non-cash, share-based compensation expense, in the second quarter of 2019 was primarily due to the higher level of total investment income, partially offset by higher operating expenses both as discussed above. Distributable net investment income on a per share basis for the second quarter of 2019 includes the impacts of (i) a decrease of approximately $0.06 per share from the comparable period in 2018 attributable to the net effect of the lower dividend income activity that is considered less recurring or non-recurring and the decrease in the comparable levels of accelerated prepayment, repricing and other activity as discussed above and (ii) a greater number of average shares outstanding compared to the corresponding period in 2018 primarily due to shares issued through our at-the-market, or ATM, program, shares issued pursuant to our equity incentive plans and shares issued pursuant to our dividend reinvestment plan.

The $17.2 million decrease in the net increase in net assets resulting from operations in the second quarter of 2019 was primarily the result of (i) a $28.1 million decrease in net unrealized appreciation (depreciation) from portfolio investments, including the impact of accounting reversals relating to realized gains/income (losses), and (ii) a $2.1 million increase in the income tax provision, with these decreases partially offset by (i) a $11.4 million improvement in the net realized gain (loss) from investments and (ii) a $1.5 million decrease in the net realized loss on extinguishment of debt. The net realized loss from investments of $2.6 million for the second quarter of 2019 was primarily the result of the realized loss of $5.3 million resulting from the exit of a middle market investment, with this realized loss partially offset by (i) the realized gain of $2.3 million resulting from the exit of a LMM investment and (ii) the realized gain of $0.4 million resulting from the partial exit of a private loan investment.

The following table provides a summary of the total net unrealized appreciation of $4.6 million for the second quarter of 2019:

	Three Months Ended June 30, 2019
	LMM (a)	Middle Market	Private Loan	Other		Total
			(dollars in millions)
Accounting reversals of net unrealized (appreciation) depreciation recognized in prior periods
due to net realized (gains / income) losses recognized during the current period	$ (1.9)	$ 4.2	$ (0.7)	$ -		$ 1.6
Net unrealized appreciation (depreciation) relating to portfolio investments	11.5	(11.4)	(0.8)	3.9	(b)	3.2
Total net unrealized appreciation (depreciation) relating to portfolio investments	$ 9.6	$ (7.2)	$ (1.5)	$ 3.9		$ 4.8

Unrealized depreciation relating to SBIC debentures (c)						(0.2)
Total net unrealized appreciation						$ 4.6

(a)	LMM includes unrealized appreciation on 21 LMM portfolio investments and unrealized depreciation on 15 LMM portfolio investments.
(b)

Other includes (i) $3.8 million of unrealized appreciation relating to the External Investment Manager, as defined below, and (ii) $0.1 million of unrealized appreciation relating to the deferred compensation plan.

(c)	Relates to unrealized appreciation on the Small Business Investment Company ("SBIC") debentures previously issued by Main Street Capital II, LP which are accounted for on a fair value basis.

Liquidity and Capital Resources

As of June 30, 2019, we had $70.5 million in cash and cash equivalents, $583.0 million of unused capacity under our Credit Facility, which we maintain to support our investment and operating activities, and $25.2 million of remaining SBIC debenture capacity.

Several details regarding our capital structure as of June 30, 2019 are as follows:

  Our Credit Facility included $705.0 million in total commitments from a diversified group of seventeen participating lenders, plus an accordion feature which allows us to increase the total commitments under the facility to up to $800.0 million.
  $122.0 million in outstanding borrowings under our Credit Facility, bearing interest at an annual interest rate of 4.3%.
  $321.8 million of outstanding SBIC debentures through our three wholly owned SBIC subsidiaries. These debentures, which are guaranteed by the U.S. Small Business Administration, had a weighted-average annual fixed interest rate of approximately 3.6% and mature ten years from original issuance. The first maturity related to our SBIC debentures occurs in 2020, and the weighted-average remaining duration was approximately 5.5 years.
  $250.0 million of notes outstanding that bear interest at a rate of 5.20% per year. The 5.20% Notes mature on May 1, 2024 and may be redeemed in whole or in part at any time at our option subject to certain make-whole provisions.
  $185.0 million of notes outstanding that bear interest at a rate of 4.50% per year (the "4.50% Notes due 2022"). The 4.50% Notes due 2022 mature on December 1, 2022 and may be redeemed in whole or in part at any time at our option subject to certain make-whole provisions.
  $175.0 million of notes outstanding that bear interest at a rate of 4.50% per year (the "4.50% Notes due 2019"). The 4.50% Notes due 2019 mature on December 1, 2019 and may be redeemed in whole or in part at any time at our option subject to certain make-whole provisions.
  Our net asset value totaled $1,521.1 million, or $24.17 per share.

Investment Portfolio Information as of June 30, 2019 (3)

The following table provides a summary of the investments in our LMM portfolio, middle market portfolio and private loan portfolio as of June 30, 2019:

	As of June 30, 2019
	LMM (a)	Middle Market	Private Loan
		(dollars in millions)
Number of portfolio companies	69	51	62
Fair value	$ 1,213.7	$ 519.6	$ 594.4
Cost	$ 996.3	$ 562.0	$ 629.5
% of portfolio at cost - debt	67.2%	95.8%	93.5%
% of portfolio at cost - equity	32.8%	4.2%	6.5%
% of debt investments at cost secured by first priority lien	98.0%	89.4%	92.7%
Weighted-average annual effective yield (b)	12.1%	9.4%	10.2%
Average EBITDA (c)	$ 4.7	$ 93.1	$ 53.0

(a)	We had equity ownership in 99% of our LMM portfolio companies, and the average fully diluted equity ownership in those portfolio companies was approximately 41%.
(b)

The weighted-average annual effective yields were computed using the effective interest rates for all debt investments at cost, including amortization of deferred debt origination fees and accretion of original issue discount but excluding fees payable upon repayment of the debt instruments and any debt investments on non-accrual status.

(c)

The average EBITDA is calculated using a simple average for the LMM portfolio and a weighted-average for the middle market and private loan portfolios. These calculations exclude certain portfolio companies, including two LMM portfolio companies, three middle market portfolio companies and three private loan portfolio companies, as EBITDA is not a meaningful valuation metric for our investments in these portfolio companies, and those portfolio companies whose primary purpose is to own real estate.

The fair value of our LMM portfolio company equity investments was approximately 177% of the cost of such equity investments and our LMM portfolio companies had a median net senior debt (senior interest-bearing debt through our debt position less cash and cash equivalents) to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) ratio of 3.3 to 1.0 and a median total EBITDA to senior interest expense ratio of 2.7 to 1.0. Including all debt that is junior in priority to our debt position, these median ratios were 3.7 to 1.0 and 2.6 to 1.0, respectively.(3) (4)

As of June 30, 2019, we had other portfolio investments in eleven companies, collectively totaling $111.1 million in fair value and $119.3 million in cost basis, which comprised approximately 4.4% of our investment portfolio at fair value.

As of June 30, 2019, there was no cost basis in our investment in the External Investment Manager and this investment had a fair value of $69.6 million, which comprised approximately 2.8% of our investment portfolio at fair value.

As of June 30, 2019, we had seven investments on non-accrual status, which comprised approximately 1.5% of the total investment portfolio at fair value and approximately 4.4% at cost. Our total portfolio investments at fair value were approximately 109% of the related cost basis as of June 30, 2019.

External Investment Manager

The External Investment Manager is a wholly owned portfolio company and registered investment advisor that provides investment management services to third parties. The External Investment Manager maintains an investment sub-advisory relationship with HMS Income Fund, Inc., a non-listed business development company ("HMS Income"), and earns management fees for the services provided to HMS Income. During the second quarter of 2019, the External Investment Manager generated $4.1 million of fee income from this relationship, which consisted of $2.8 million of base management fees and $1.3 million in incentive fees, and HMS Income ended the second quarter of 2019 with total assets of approximately $1.1 billion. The relationship with HMS Income benefited our net investment income by $3.6 million in the second quarter of 2019 through a $1.7 million reduction of our operating expenses for expenses we allocated to the External Investment Manager for services we provided to it and $1.9 million of dividend income we received from the External Investment Manager.

Second Quarter 2019 Financial Results Conference Call / Webcast

Main Street has scheduled a conference call for Friday, August 9, 2019 at 10:00 a.m. Eastern Time to discuss the second quarter of 2019 financial results.

You may access the conference call by dialing 412-902-0030 at least 10 minutes prior to the start time. The conference call can also be accessed via a simultaneous webcast by logging into the investor relations section of the Main Street web site at http://www.mainstcapital.com.

A telephonic replay of the conference call will be available through Friday, August 16, 2019 and may be accessed by dialing 201-612-7415 and using the passcode 13691958#. An audio archive of the conference call will also be available on the investor relations section of the company's website at http://www.mainstcapital.com shortly after the call and will be accessible for approximately 90 days.

For a more detailed discussion of the financial and other information included in this press release, please refer to the Main Street Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2019 to be filed with the Securities and Exchange Commission (www.sec.gov) and Main Street's Second Quarter 2019 Investor Presentation to be posted on the investor relations section of the Main Street website at http://www.mainstcapital.com.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street's portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides "one stop" financing alternatives within its lower middle market portfolio. Main Street's lower middle market companies generally have annual revenues between $10 million and $150 million. Main Street's middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.

FORWARD-LOOKING STATEMENTS

Main Street cautions that statements in this press release which are forward-looking and provide other than historical information involve risks and uncertainties that may impact its future results of operations. The forward-looking statements in this press release are based on current conditions and include statements regarding Main Street's goals, beliefs, strategies and future operating results and cash flows. Although its management believes that the expectations reflected in those forward-looking statements are reasonable, Main Street can give no assurance that those expectations will prove to have been correct. Those statements are made based on various underlying assumptions and are subject to numerous uncertainties and risks, including, without limitation: Main Street's continued effectiveness in raising, investing and managing capital; adverse changes in the economy generally or in the industries in which its portfolio companies operate; changes in laws and regulations that may adversely impact its operations or the operations of one or more of its portfolio companies; the operating and financial performance of its portfolio companies; retention of key investment personnel; competitive factors; and such other factors described under the captions "Cautionary Statement Concerning Forward-Looking Statements" and "Risk Factors" included in its filings with the Securities and Exchange Commission (www.sec.gov). Main Street undertakes no obligation to update the information contained herein to reflect subsequently occurring events or circumstances, except as required by applicable securities laws and regulations.

MAIN STREET CAPITAL CORPORATION
Consolidated Statements of Operations
(dollars in thousands, except shares and per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

INVESTMENT INCOME:
Interest, fee and dividend income:
Control investments	$ 23,617	$ 23,875	$ 47,308	$ 45,830
Affiliate investments	8,346	8,515	17,417	17,587
Non-Control/Non-Affiliate investments	29,330	27,479	57,932	52,395
Total investment income	61,293	59,869	122,657	115,812
EXPENSES:
Interest	(12,329)	(10,833)	(24,245)	(21,098)
Compensation	(5,516)	(5,673)	(11,585)	(11,164)
General and administrative	(3,160)	(3,097)	(6,363)	(6,071)
Share-based compensation	(2,378)	(2,432)	(4,707)	(4,735)
Expenses allocated to the External Investment Manager	1,707	1,678	3,350	3,744
Total expenses	(21,676)	(20,357)	(43,550)	(39,324)
NET INVESTMENT INCOME	39,617	39,512	79,107	76,488

NET REALIZED GAIN (LOSS):
Control investments	(756)	(8,413)	(943)	4,681
Affiliate investments	789	-	(2,452)	-
Non-Control/Non-Affiliate investments	(2,587)	(5,531)	(4,892)	(11,165)
Realized loss on extinguishment of debt	-	(1,522)	(5,689)	(2,896)
Total net realized loss	(2,554)	(15,466)	(13,976)	(9,380)

NET UNREALIZED APPRECIATION (DEPRECIATION):
Control investments	10,137	26,046	15,083	3,072
Affiliate investments	(568)	(376)	1,808	13,862
Non-Control/Non-Affiliate investments	(4,712)	7,041	(810)	4,895
SBIC debentures	(233)	(10)	4,945	1,348
Total net unrealized appreciation	4,624	32,701	21,026	23,177

INCOME TAXES:
Federal and state income, excise and other taxes	(963)	852	(1,665)	(34)
Deferred taxes	(2,470)	(2,148)	(4,837)	(282)
Income tax provision	(3,433)	(1,296)	(6,502)	(316)

NET INCREASE IN NET ASSETS
RESULTING FROM OPERATIONS	$ 38,254	$ 55,451	$ 79,655	$ 89,969

NET INVESTMENT INCOME PER SHARE -
BASIC AND DILUTED	$ 0.63	$ 0.66	$ 1.27	$ 1.29
NET INCREASE IN NET ASSETS RESULTING FROM
OPERATIONS PER SHARE - BASIC AND DILUTED	$ 0.61	$ 0.93	$ 1.28	$ 1.52

WEIGHTED AVERAGE SHARES OUTSTANDING -
BASIC AND DILUTED	62,880,035	59,828,751	62,375,166	59,343,199

MAIN STREET CAPITAL CORPORATION
Consolidated Balance Sheets
(dollars in thousands, except per share amounts)

	June 30, 2019	December 31, 2018
	(Unaudited)
ASSETS

Investments at fair value:
Control investments	$ 1,040,692	$ 1,004,993
Affiliate investments	349,668	359,890
Non-Control/Non-Affiliate investments	1,118,069	1,089,026
Total investments	2,508,429	2,453,909

Cash and cash equivalents	70,548	54,181
Interest receivable and other assets	46,810	39,674
Receivable for securities sold	-	1,201
Deferred financing costs, net	3,991	4,461

Total assets	$ 2,629,778	$ 2,553,426

LIABILITIES

Credit facility	$ 122,000	$ 301,000
SBIC debentures (par: $321,800 ($10,000 due within one year) and $345,800 as of June 30, 2019 and December 31, 2018, respectively)	315,189	338,186
5.20% Notes due 2024 (par: $250,000 as of June 30, 2019)	246,053	-
4.50% Notes due 2022 (par: $185,000 as of both June 30, 2019 and December 31, 2018)	182,926	182,622
4.50% Notes due 2019 (par: $175,000 as of both June 30, 2019 and December 31, 2018)	174,699	174,338
Accounts payable and other liabilities	21,615	17,962
Payable for securities purchased	2,475	28,254
Interest payable	8,156	6,041
Dividend payable	12,900	11,948
Deferred tax liability, net	22,683	17,026

Total liabilities	1,108,696	1,077,377

NET ASSETS

Common stock	629	613
Additional paid-in capital	1,465,679	1,409,945
Total undistributed earnings	54,774	65,491

Total net assets	1,521,082	1,476,049

Total liabilities and net assets	$ 2,629,778	$ 2,553,426

NET ASSET VALUE PER SHARE	$ 24.17	$ 24.09

MAIN STREET CAPITAL CORPORATION
Reconciliation of Distributable Net Investment Income
(dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net investment income	$ 39,617	$ 39,512	$ 79,107	$ 76,488
Share-based compensation expense	2,378	2,432	4,707	4,735
Distributable net investment income (1)	$ 41,995	$ 41,944	$ 83,814	$ 81,223

Per share amounts:
Net investment income per share -
Basic and diluted	$ 0.63	$ 0.66	$ 1.27	$ 1.29
Distributable net investment income per share -
Basic and diluted (1)	$ 0.67	$ 0.70	$ 1.34	$ 1.37

MAIN STREET CAPITAL CORPORATION

Endnotes

(1) Distributable net investment income is net investment income as determined in accordance with U.S. Generally Accepted Accounting Principles, or U.S. GAAP, excluding the impact of share-based compensation expense which is non-cash in nature. Main Street believes presenting distributable net investment income and the related per share amount is useful and appropriate supplemental disclosure for analyzing its financial performance since share-based compensation does not require settlement in cash. However, distributable net investment income is a non-U.S. GAAP measure and should not be considered as a replacement for net investment income and other earnings measures presented in accordance with U.S. GAAP. Instead, distributable net investment income should be reviewed only in connection with such U.S. GAAP measures in analyzing Main Street's financial performance. A reconciliation of net investment income in accordance with U.S. GAAP to distributable net investment income is detailed in the financial tables included with this press release.

(2) Return on equity equals the net increase in net assets resulting from operations divided by the average quarterly total net assets for the applicable period.

(3) Portfolio company financial information has not been independently verified by Main Street.

(4) These credit statistics exclude certain portfolio companies for which EBITDA is not a meaningful metric for the statistic.

Contacts:
Main Street Capital Corporation
Dwayne L. Hyzak, CEO, dhyzak@mainstcapital.com
Brent D. Smith, CFO, bsmith@mainstcapital.com
713-350-6000

Dennard Lascar Investor Relations
Ken Dennard / ken@dennardlascar.com
Zach Vaughan / zvaughan@dennardlascar.com
713-529-6600